Exhibit 10.1

August 12, 2015

Valerie Insignares
[Address Redacted]

Re:    Termination of Employment and Letter of Recommendation

Dear Valerie:

Thank you for your contributions to Darden Restaurants, Inc. (the “Company”) during your years of service to the Company. This letter (the “Letter”) is to confirm that your last day of employment with the Company was July 24, 2015 (the “Termination Date”).

Benefits

Provided that you timely execute this Letter (no later than September 2, 2015), and do not revoke your signature during the Revocation Period (as defined below), the Company will:

a)
provide you with career transition services through Challenger, Gray & Christmas (“CG&C”), which includes individual career coaching, access to job opportunity leaders through CG&C, and access to interactive, online tools through September 14, 2016;

b)
reimburse you for financial and legal advisory services expenses incurred by you in connection with your employment transition up to a maximum amount of $10,000, which the Company will do within a reasonable period of time not to exceed 30 days following your submission to the Company of documentation in a form acceptable to the Company substantiating such expenses;

c)
modify your obligations pursuant to the non-competition provisions contained in the award agreements that govern the terms and conditions of your outstanding performance stock units and non-qualified stock options so that they will only restrict your employment at casual steakhouse restaurants with an all day per person check average of $25 or lower that derive more than 30% of their food sales from the sale of steak products and, subject to the foregoing, will not restrict your employment by a multi-brand company so long as your work does not involve working with a restaurant brand of the type described in this sentence, provided that, for the avoidance of doubt, the Company will not release you from any other obligations in such award agreements, including your obligations pursuant to the non-solicitation, non-recruitment and non-disclosure provisions which shall remain in place until July 24, 2017; and

d)	provide you with a letter of recommendation substantially in the form attached hereto as Exhibit A.

Release

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, in consideration of the benefits provided pursuant to this Letter and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby irrevocably and unconditionally forever releases and discharges the Company, its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, shareholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, “the Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Company and any services that you provided to the Company as an employee; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Equal Pay Act and any similar state law, including the Florida Civil Rights Act, the Florida Whistleblower Act, the Florida Minimum Wage Act, Florida Statute §448.08 (and any other claim for unpaid wages or other compensation under Florida law), as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any other claims under any other federal, state or local law, including those not specifically listed in this Letter, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date you execute this Letter.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Company, except for, and notwithstanding anything in this Letter to the contrary, claims which cannot be released solely by private agreement and claims to enforce your rights under the Management Continuity Agreement between you and the Company, dated as of January 14, 2013 (the “MCA”), and to enforce your rights under your performance stock units award agreements and stock option agreements. This release also excludes any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Company’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Company or any of its affiliates.

You affirm, by signing this Letter, that you have not suffered any unreported injury or illness arising from your employment with the Company, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Company or any services that you provided to the Company as an employee. You further agree that while this release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Company with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Letter, to recover any vested benefits under ERISA, to recover benefits under the MCA, or your performance stock units award agreements or stock option agreements, or to recover workers’ compensation benefits.

You affirm, by signing this Letter, that you are not in possession of any material information concerning the business, operations or financial condition of the Company or any of its subsidiaries or affiliates that you have not delivered or otherwise communicated to, or that you are not certain is also possessed by, one or more other executive officers of the Company. You are permitted to keep your laptop computer and iPhone 6.

This Letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, will in all respects be administered in accordance with Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to you under this Letter constitute “a deferred compensation plan” under Section 409A of the Code, any such reimbursements or in-kind benefits will be paid or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, (a) in no event will reimbursements by the Company under this Letter be made later than the last day of the calendar year next following the calendar year in which the expense was incurred; (b) the amount of any reimbursement or in-kind benefits that the Company is obligated to pay or provide during a given calendar year will not affect the amount of reimbursement or in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and (c) your right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

You acknowledge:

(a)
That you were provided twenty-one (21) full days during which to consider whether to sign this Letter. If you have signed this Letter prior to the expiration of the 21-day period, you have voluntarily elected to forego the remainder of that period.

(b)	That you have carefully read and fully understand all of the terms of this Letter.

(c)
That you understand that by signing this Letter, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Letter is signed.

(d)	That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Letter and the release it contains.

(e)
That you understand fully the terms and effect of this Letter and release and know of no claim that has not been released by this Letter, and, you further acknowledge that you are not aware of, or that you have fully disclosed to the Company, any matters for which you are responsible or which has come to your attention as an employee of the Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

(f)	That these terms are final and binding on you.

(g)	That you have signed this Letter and release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Company or any of its subsidiaries.

(h)	This Letter constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

Valerie, if this Letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me. You have 7 days from the date of your acceptance of this Letter to revoke it (“Revocation Period”); if you do not revoke it within the 7-day period, it will become effective. Revocation must be made in writing and sent to Darden Restaurants, Inc., Attn: Danielle Kirgan, 1000 Darden Center Drive, Orlando, FL 32837.

If you have any questions, please do not hesitate to contact me or Danielle.

Sincerely,

/s/ Gene Lee
Gene Lee
Chief Executive Officer

CC: Danielle Kirgan, SVP, Chief Human Resources Officer

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

/s/ Valerie Insignares                    9/2/15
Valerie Insignares         Date

EXHIBIT A

Letter of Recommendation

August 12, 2015

To Whom It May Concern,
Valerie Insignares had a successful career with Darden, driven by a sustained track record of business results. She is a high energy and focused leader, consistently demonstrating her commitment and passion for the industry and her work.
Most recently, Val served as President of LongHorn Steakhouse, from January 2013 through July 2015, as well as a member of Darden’s Senior Leadership Team. Under her leadership, Longhorn’s same restaurant sales performance consistently outpaced the industry. LongHorn was also recognized by Industry Benchmark People Report for Best Practices in 2012 and 2013 due to top decile operations leadership retention and diversity.
Previously, Valerie served as Chief Restaurant Operations Officer (CROO) for Darden from March 2011 to January 2013. She was charged with leading strategic Operations initiatives across the enterprise with the goal of accelerating profitable sales growth and building an even stronger bench of future Operations leaders. Prior to becoming CROO, she served as Executive Vice President of Olive Garden for seven years, where she led the opening of nearly 200 value-creating restaurants, while maintaining operational excellence at existing restaurants.
Valerie began her career at Darden in the supply chain function as Director of Food and Smallwares Commodities Purchasing and held positions of increasing responsibility, including serving as Vice President of Supply Management and Diversity.
Throughout her career Valerie has been a champion for diversity and leadership development. She has been recognized internally by Darden, as well as by Women’s Foodservice Forum and Hispanic Business Magazine for her contributions.
I recommend Valerie for your consideration and wish her well as she embarks on the next chapter of her career.

Sincerely,

Gene Lee
Chief Executive Officer